UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2003

Duratek, Inc.

(Exact Name of Registrant as Specified in its
Charter)

Delaware	0-14292	22-2427618
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10100 Old Columbia Road, Columbia, Maryland		21046
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (410) 312-5100

N/A
(Former Name or Former Address, if Changed Since Last Report)

DURATEK, INC.

Item 5.                                                           Other Events and Regulation FD Disclosure

Duratek, Inc. (the “Company”) announced today that it has repurchased 151,467 shares of its 8% Cumulative Convertible Redeemable Preferred Stock, par value $.01 per share (the “Convertible Preferred Stock”), from investment partnerships controlled by The Carlyle Group (collectively, “The Carlyle Group”) for $49.2 million in cash plus accrued and unpaid dividends of $2.4 million.  The purchase price was based on a purchase price of $9.74 per share of the Company’s Common Stock.  Each share of Convertible Preferred Stock is convertible into 33.333 shares of the Company’s Common Stock.  There were 157,472 shares of Convertible Preferred Stock outstanding prior to this repurchase transaction.

In connection with the repurchase transaction, the Company entered into a stockholders agreement with The Carlyle Group.  Pursuant to that agreement, the Company agreed that it would use its best efforts to cause one individual designated by The Carlyle Group to be nominated to the Company’s Board of Directors so long as The Carlyle Group owns at least 15% of the outstanding voting securities of the Company.  The Carlyle Group agreed to waive its right to elect a majority of the directors to the Company’s Board of Directors by virtue of the terms of the Convertible Preferred Stock and to vote its shares to entirely eliminate that right at the Company’s next meeting of stockholders.  The stockholders agreement also provides that the Company is obligated to purchase the remaining shares of Convertible Preferred Stock from The Carlyle Group in certain circumstances.

As a result of the repurchase transaction, the Company will recognize, in accordance with Statement of Financial Accounting Standards No. 84, Induced Conversions of Convertible Debt, a charge of approximately $36.5 million, which represents the differential between the book value of the Convertible Preferred Stock being repurchased and the price at which it was redeemed, and related transaction costs.  Additionally, the Company will recognize a non-cash charge of approximately $1.6 million after income taxes associated with the write-off of the unamortized deferred financing costs that the Company incurred in June 2000 in connection with the establishment of the prior credit facility.  These charges will result in a charge to net income attributable to common stockholders of approximately $2.81 per share.  These charges will be recognized in the current period.

The Company financed the purchase of the Convertible Preferred Stock principally from borrowings under a new credit facility.  The new credit facility of $145 million consists of a five year $30 million revolving line of credit to fund working capital requirements and a six year $115 million term loan to refinance existing indebtedness and to finance the repurchase of the Convertible Preferred Stock.  Borrowings under the credit facility bear interest at the prime rate plus an applicable margin or, at the Company’s option, LIBOR plus an applicable margin.  For term loans, the applicable margin is 2.75% for prime rate loans and 4.00% for LIBOR loans.  For revolving loans, the applicable margin is determined based on the Company’s leverage ratio and can range from 2.00% to 2.50% for prime rate loans and from 3.25% to 3.75% for LIBOR loans.  The new credit facility requires the Company to maintain certain financial ratios and contains restrictions on the Company’s ability to pay cash dividends, other than on the remaining shares of Convertible Preferred Stock, and limitations on the Company’s ability to make acquisitions.  The new credit facility is secured by substantially all of the assets of the Company and its direct and indirect subsidiaries.  Credit Lyonnais New York Branch is the administrative agent, book manager and lead arranger of this credit facility.

A copy of the press release filed as Exhibit 99.1 is incorporated herein by reference.

Item 7.            Financial Statements and Exhibits

(c)	Exhibits.

4.1

Share Repurchase Agreement, dated as of December 16, 2003, by and between Duratek, Inc., and the several holders of the Company’s 8% Cumulative Convertible Redeemable Preferred Stock named in the Schedule I thereto.

4.2

Stockholders’ Agreement, dated as of December 16, 2003, by and between Duratek, Inc. and the several holders of the Company’s 8% Cumulative Convertible Redeemable Preferred Stock named in the Schedule I thereto.

10.1	Credit Agreement, dated as of December 16, 2003, among Duratek, Inc., various lenders and Credit Lyonnais New York Branch, as Administrative Agent, Book Manager and Lead Arranger.

10.2	Security Agreement, dated as of December 16, 2003, among Duratek, Inc., certain subsidiaries thereof and Credit Lyonnais New York Branch, as Collateral Agent.

99.1	Press Release dated December 17, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURATEK, INC.

Date: December 17, 2003	By:	/s/ Robert F. Shawver
Robert F. Shawver
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

4.1

Share Repurchase Agreement, dated as of December 16, 2003, by and between Duratek, Inc., and the several holders of the Company’s 8% Cumulative Convertible Redeemable Preferred Stock named in the Schedule I thereto.

4.2

Stockholders’ Agreement, dated as of December 16, 2003, by and between Duratek, Inc. and the several holders of the Company’s 8% Cumulative Convertible Redeemable Preferred Stock named in the Schedule I thereto.

10.1	Credit Agreement, dated as of December 16, 2003, among Duratek, Inc., various lenders and Credit Lyonnais New York Branch, as Administrative Agent, Book Manager and Lead Arranger.

10.2	Security Agreement, dated as of December 16, 2003, among Duratek, Inc., certain subsidiaries thereof and Credit Lyonnais New York Branch, as Collateral Agent.

99.1	Press Release dated December 17, 2003.